EXHIBIT 99.2


                        THIRD AMENDMENT TO
                        TALLEY SAVINGS PLUS


          Effective January 1, 1984, the predecessor to TALLEY MANUFACTURING AND TECHNOLOGY, INC. (the "Company") established TALLEY SAVINGS PLUS (the "Plan"). The Plan was thereafter amended and restated in its entirety on September 30, 1985. It was subse-quently amended on April 30, 1986 and July 7, 1986. The Plan was subsequently amended and restated in its entirety on February 27, 1987. It was thereafter amended several times. The Plan was most recently amended and restated on December 16, 1994, and was there-after amended on March 7, 1996, and December 17, 1996. By this instrument, the Company intends to amend the Plan's provisions regarding the voting of Company Securities allocated to Partic-ipant Accounts for which no timely voting instructions are re-ceived and the voting of those shares of Company Securities which are not allocated to Participant Accounts to reflect the position of the Internal Revenue Service and the United States Department of Labor requiring trustees to vote such shares in their discre-tion.
          1. This Amendment shall amend only those Sections set forth herein and those Sections not amended hereby shall remain in full force and effect.

          2. Section 8.2 is hereby amended in its entirety to read as follows:
          8.2. Voting of Company Securities. The Trustee shall vote all Company Securities held as assets of the Trust Fund as provided in this Section 8.2. Except as otherwise provided in this Section 8.2, Company Securi-ties held as assets of the Trust Fund and allocated to the Accounts of a Participant shall be voted by the Trustee in accordance with the directions of the Partic-ipant (or his Beneficiary, if a Participant has died).





















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     Prior to each annual or special meeting of the share-
     holders of Talley Industries, Inc. at which matters are to be voted upon, the Administration Committee shall send or cause to be sent to all Participants proxy materials for such meeting, together with a form to be returned to the Administration Committee or its desig-nated agent instructing the Trustee to vote shares of Company Securities allocated to the Participant's Ac-counts in accordance with the Participant's wishes. The voting direction form may be prepared and distributed in accordance with the regular proxy solicitation proce-dures of Talley Industries, Inc. and each such Partici-pant shall have the right to direct the Trustee how such full and fractional shares are to be voted by completion and execution of the voting direction form. Upon re-ceipt of such instructions, the Administration Committee shall instruct the Trustee to vote or cause to be voted such full and fractional shares of Company Securities in accordance with each Participant's instructions. If the Administration Committee or its designated agent does not receive timely instructions from a Participant prior to such meeting, the Company Securities allocated to such Participant's Accounts shall be voted by the Trustee in it discretion. Company Securities which are not allocated to Participants' Accounts shall be voted by the Trustee in its discretion. If the Administration Committee has designated an agent for purposes of this
     Section 8.2, the Administration Committee may remove such agent and appoint a new such agent, or exercise its powers without the use of an agent, as it shall determine in its sole discretion.

          3. This Amendment shall be effective as of January 1, 1997.
          Except as amended hereby, the Company ratifies and con-firms the Plan as adopted on December 16, 1994 and as thereafter amended.
          Dated:  March 20, 1997.

                              TALLEY MANUFACTURING AND
                                TECHNOLOGY, INC.



                              By:   Mark S. Dickerson
                                  -------------------------------
                                    Mark S. Dickerson


                              Its:  Vice President
                                  -------------------------------
                                    Vice President



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